Exhibit 99.1

Immix Biopharma in-licenses NXC-201, BCMA-targeted Next-Generation CAR-T Therapy Demonstrating High Complete Response Rate in Heavily Pre-Treated Multiple Myeloma (71% Complete Responses) and AL Amyloidosis (100% Complete Responses)

●	Multiple Myeloma - 85% overall response rate (71% CR/sCR) for NXC-201 at therapeutic dose in an ongoing Phase 1b study in 20 relapsed/refractory patients as of June 27, 2022 data cutoff (Haematologica https://doi.org/10.3324/haematol.2022.281628)
●	AL Amyloidosis - 100% complete responses, 100% organ response rate for NXC-201 in 4 relapsed/refractory patients (Clinical Cancer Research https://doi.org/10.1158/1078-0432.CCR-22-0637)
●	Potential first and only out-patient CAR-T: Low-grade CRS duration of median 2 days (range, 1-5 days) at NXC-201 therapeutic dose
●	Immix Biopharma forms wholly- owned subsidiary Nexcella, Inc to develop NXC-201 and other CAR-T cell therapies for oncology and other diseases

LOS ANGELES, December 14, 2022 (GLOBE NEWSWIRE) – Immix Biopharma, Inc. (Nasdaq: IMMX) (“ImmixBio”, “Company”, “We” or “Us”), a biopharmaceutical company pioneering Tissue-Specific Therapeutics (TSTx)TM targeting oncology and immuno-dysregulated diseases, today announced that it has in-licensed BCMA-targeted next-generation CAR-T therapy NXC-201 (formerly HBI0101) with 85% overall response rate (ORR) and 71% complete response/stringent complete response (CR/sCR) at the therapeutic dose from the first 20 patients in an ongoing phase 1b relapsed/refractory multiple myeloma ongoing clinical trial as of June 27, 2022 data cutoff with a median of 6 (range, 3-13) prior lines of therapy. NXC-201 also produced 100% ORR and 100% organ response rate in 4 relapsed/refractory AL Amyloidosis patients. In addition, zero neurotoxicity of any grade was observed and zero events of immune effector cell-associated neurotoxicity syndrome (ICANs) were observed with NXC-201 treatment as of the June 27, 2022 data cutoff. These data were published in Haematologica https://doi.org/10.3324/haematol.2022.281628 (multiple myeloma) and Clinical Cancer Research https://doi.org/10.1158/1078-0432.CCR-22-0637 (AL amyloidosis). Immix Biopharma has formed a wholly-owned subsidiary, Nexcella, Inc., to develop and potentially commercialize NXC-201.

Low-grade (grade 1/2) CRS duration of median 2 days with median onset of 1-day post-dosing (range, 1-5 days) at therapeutic dose in relapsed/refractory multiple myeloma points to NXC-201 potentially becoming the first and only out-patient CAR-T for Multiple Myeloma, AL Amyloidosis and other BCMA-positive malignancies. The formation of Nexcella, Inc is expected to have a minimal impact on Immix Biopharma’s financial position, as Nexcella, Inc is expected to be an independently financed company.

ThinkEquity LLC acted as advisor to Immix Biopharma in this transaction.

“We are thrilled to share that we have secured exclusive rights to NXC-201, a next generation BCMA CAR-T therapy whose 85% ORR and 71% CR rate in heavily pretreated multiple myeloma patients in the ongoing Phase 1 trial are compelling,” said Ilya Rachman, MD PhD, CEO of Immix Biopharma. “Additionally, encouraged by the 100% complete response rate and 100% organ response rate in AL Amyloidosis, we are planning to enroll additional patients to validate these findings.”

“Considering its short 2-day median CRS duration, occurring within a median 1-day post-dosing, we look forward to exploring outpatient administration of NXC-201,” added Gabriel Morris, CFO of Immix Biopharma.

About NEXICART-1

NEXICART-1 (NCT04720313) is an ongoing Phase 1b/2, open-label study evaluating the safety and efficacy of NXC-201 (formerly HBI10101), in adults with relapsed or refractory multiple myeloma, all of which as of June 27, 2022 were triple-class refractory (to at least 1 immunomodulatory drug, 1 proteasome inhibitor and 1 anti-CD38 antibody).

The primary objective of the Phase 1b portion of the study, is to characterize the safety and confirm the Maximally Tolerated Dose (MTD) and Phase 2 dose of NXC-201. The Phase 2 portion of the study will evaluate the efficacy and safety of NXC-201 with endpoints of overall survival, progression-free survival and response rates according to International Myeloma Working Group (IMWG) Uniform Response Criteria.

About NXC-201

NXC-201 (formerly HBI10101) is a BCMA-targeted investigational chimeric antigen receptor T (CAR-T) cell therapy that is being studied in a comprehensive clinical development program for the treatment of patients with relapsed or refractory multiple myeloma and amyloidosis. The design consists of a structurally differentiated CAR-T, with our proprietary BCMA-targeting CAR, which has demonstrated reduced toxicity in NEXICART-1, supporting investigating NXC-201 as an outpatient therapy.

About Multiple Myeloma

Multiple myeloma (“MM”) is an incurable blood cancer of plasma cells that starts in the bone marrow and is characterized by an excessive proliferation of these cells. Despite initial remission, unfortunately, most patients are likely to relapse. There are 34,470 patients in the United States diagnosed with MM each year. Prognosis for patients who do not respond to or relapse after treatment with standard therapies, including protease inhibitors and immunomodulatory agents remains poor.

About Immix Biopharma, Inc.

Immix Biopharma, Inc. (ImmixBio™) (Nasdaq: IMMX) is a clinical-stage biopharmaceutical company pioneering a novel class of Tissue-Specific Therapeutics (TSTx)™ targeting oncology and immuno-dysregulated diseases. Our proprietary SMARxT Tissue-Specific™ Platform produces drug candidates that circulate in the bloodstream, exit through tumor blood vessels and simultaneously attack all 3 components of the tumor micro-environment (TME). We believe ImmixBio’s TME Normalization™ technology severs the lifelines between the tumor and its metabolic and structural support. Learn more at www.immixbio.com

About Nexcella, Inc.

Nexcella, Inc. a subsidiary of Immix Biopharma, Inc (NASDAQ:IMMX) is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel cell therapies for oncology and other indications. Our N-GENIUS platform allows us to discover, develop, and manufacture cutting-edge cell therapies for patients in need. To learn more about Nexcella, Inc. visit us at www.nexcella.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Immix Biopharma’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Immix Biopharma, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements.

Contacts

Immix Biopharma, Inc.

Gabriel Morris

Chief Financial Officer

ir@immixbio.com

+1 (888) 958-1084

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